Exhibit 10.1

DEED OF LEASE

BETWEEN

WEST*GROUP PROPERTIES, LLC

(Landlord)

AND

ATS CORPORATION

(Tenant)

NORTHAMPTON BUILDING

7925 Jones Branch Drive

McLean, Virginia 22102

Date:  February 11, 2008

i

DEED OF LEASE

THIS DEED OF LEASE (“Lease”) is made and entered into as of the 11th day of February 2008, by and between WEST*GROUP PROPERTIES, LLC, a Virginia limited liability company (“Landlord”), and ATS CORPORATION, a Delaware corporation (“Tenant”).

ARTICLE I

BASIC LEASE INFORMATION AND DEFINITIONS

The terms used in this Lease shall have the meanings set forth below.

A.            Premises:  Approximately 58,082 rentable square feet comprising the entire fourth (4th) floor, the entire third (3rd) floor, and two wings on the second (2nd) floor (“Premises”), as shown on Exhibit A attached hereto, as increased for any “Pre-Commencement Expansion Space” or “Post-Commencement Expansion Space.”

B.            Building:  The building located on the Land, commonly known as the Northampton Building, having an address of 7925 Jones Branch Drive, McLean, Virginia 22102.

C.            Land:  That certain parcel of real property located in WEST*PARK Office Park, as shown on Exhibit B attached hereto.

D.            Project:  The Land, the Building, and all other improvements located on the Land.

E.             Common Areas:  Those areas and facilities of the Project which are provided by Landlord for the non-exclusive use by tenants of the Project, and their employees, clients, customers, licensees and invitees, or for use by the public.

F.             Commencement Date:  The date on which the Term shall commence for the Premises, as determined in accordance with Article V hereof (“Commencement Date”).

G.            Expiration Date:  Unless earlier terminated in accordance with the terms hereof, the last day of the month in which the tenth (10th) anniversary of the Commencement Date occurs.

H.            Term:  Approximately ten (10) years, beginning on the Commencement Date and ending on the Expiration Date, unless earlier terminated or extended as provided herein.

I.              Rent:  Base Rent and Additional Rent.

J.             Base Rent:  One Million Five Hundred Ninety-Seven Thousand Two Hundred Fifty-Five and no/100 Dollars ($1,597,255.00) per annum ($133,104.58 per month) ($27.50 per square foot of Rentable Area on Floors 1-4 of the Building), subject to increase pursuant to Article VI hereof.

K.            Deposit:  One Hundred Thirty-Three Thousand One Hundred Four and 58/100 Dollars ($133,104.58), to be held by Landlord and subject to adjustment in accordance with Article VII hereof.

L.             Rentable Area of the Premises:  Approximately Fifty-Eight Thousand Eighty-Two (58,082) square feet, as stipulated by the parties hereto.

M.           Rentable Area of the Building:  Approximately One Hundred Fifty-One Thousand Eight Hundred Seventy-Eight (151,878) square feet, as stipulated by the parties hereto.

N.            Tenant’s Pro Rata Share:  Thirty-Eight and 24/100 percent (38.24%), calculated by dividing the Rentable Area of the Premises by the Rentable Area of the Building.  Tenant’s Pro Rata Share shall be automatically adjusted to reflect any change in the Rentable Area of the Premises or the Rentable Area of the Building.

O.            Permitted Use:  General office purposes, which may include a SCIF if required for Tenant’s business.

P.             Landlord’s Address for Notice:

WEST*GROUP PROPERTIES, LLC

c/o G.T. Halpin

1600 Anderson Road

McLean, VA  22102

with a copy to:

WEST*GROUP MANAGEMENT LLC

ATTN:  General Counsel

1600 Anderson Road

McLean, VA  22102

Q.            Landlord’s Address for Payment:

WEST*GROUP PROPERTIES, LLC

c/o WEST*GROUP MANAGEMENT LLC — Accounting Dept.

1600 Anderson Road

McLean, VA  22102

R.            Tenant’s Address for Notice:

ATS CORPORATION

7925 Jones Branch Drive, Suite 400

McLean, VA 22102

                With a copy to:

James J. Maiwurm

Squire, Sanders & Dempsey L.L.P.

8000 Towers Crescent Drive, Suite 1400

Vienna, Virginia  22182

S.                                      Broker:  COLLIERS CASSIDY & PINKARD

ARTICLE II

DEMISING OF PREMISES

Section 2.01.          Lease of Premises for the Term.  Landlord hereby leases and demises the Premises to Tenant for the Term, and Tenant hereby leases and rents the Premises from Landlord for the Term, together with the non-exclusive right to use the Common Areas, subject to the terms, covenants and conditions contained herein, and also subject to all deeds of trust, mortgages, easements, covenants, restrictions, agreements, governmental ordinances and other encumbrances now or hereafter affecting the Project.  The exterior walls, the ceiling, the floor, the area above the ceiling and beneath the floor of the Premises, and the area within any shafts or other core areas penetrating the Premises, are not demised hereunder, and the use thereof, together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, tunnels, sewers and structural elements leading through the Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of the Project, are, subject to Landlord’s compliance with Tenant’s security requirements related to government contracts including, but not limited to, any SCIF areas within the Premises, hereby reserved to Landlord.  Subject to the foregoing, and provided that Tenant is not in Default, Tenant shall have peaceful and quiet enjoyment of the Premises during the Term.  Landlord will provide, to extent available, and at no additional cost to Tenant, space in risers and plenums for any cabling, conduits and wiring necessary in connection with Tenant’s operations in the Premises.

Section 2.02.          Renewal Options.

A.            Subject to the terms hereof, Tenant shall have the right to renew and extend the Term for two (2) “Renewal Terms” of five (5) years each by giving written notice thereof to Landlord (“Tenant’s Renewal Notice”) no later than twelve (12) months prior to the expiration of the original Term or the immediately preceding Renewal Term, as applicable.  Tenant may renew the Term for less than the entire Premises, provided that Tenant renews for at least the entire third (3rd) floor and the entire fourth (4th) floor and any other space is renewed only in full-wing increments.  Each Renewal Term shall commence immediately upon the expiration of the original Term or subsequent Renewal Term, as applicable, and, upon exercise of each renewal option, the Expiration Date of the Term shall automatically become the last day of the applicable Renewal Term.  Once Tenant exercises a renewal option, Tenant may not thereafter revoke such exercise, except as provided below.  If

Tenant does not renew the Lease in a timely manner, then Tenant’s right to renew the Term pursuant to this Section 2.02 shall expire and be of no further force or effect.

B.            Notwithstanding the foregoing, if, but only if, Landlord decides to demolish or substantially alter the Building and Landlord terminates all other leases in the Building, Landlord may terminate the Lease at any time during either Renewal Term by delivering written notice of such termination to Tenant not less than fifteen (15) months prior to the designated effective date of such termination.

C.            Tenant shall take the Premises “as-is” for each Renewal Term, subject to Landlord’s provision of a market refurbishment allowance.

D.            Notwithstanding anything to the contrary set forth in this Section 2.02, Tenant shall have no right to renew the Term if Tenant is in Default either as of the date Tenant attempts to exercise its renewal option, or as of the date on which the Renewal Term is scheduled to commence.

E.             (i)  Base Rent for the first year of the Renewal Term shall be the Fair Market Rent (which shall factor in the then current market terms for new leases at comparable office buildings in the area for a tenant of similar caliber and financial standing and factoring in all then current market concessions including if applicable, but not limited to, rental abatement, the difference between a full tenant improvement allowance and the refurbishement allowance provided, and the establishment of a new Base Year) as established herein.  Landlord shall furnish to Tenant, within ten (10) business days of receipt of Tenant’s Renewal Notice, the proposed Fair Market Rent for the Renewal Term.  Landlord and Tenant shall negotiate, in good faith, the Fair Market Rent for the Renewal Term.  If Landlord and Tenant agree to Fair Market Rent within fifteen (15) days of Tenant’s receipt of Landlord’s notice above, then they shall promptly execute an amendment to Lease stating the Base Rent agreed upon.  In the event Landlord and Tenant have not agreed to Fair Market Rent within fifteen (15) days of Tenant’s receipt of Landlord’s Notice, then Tenant may, by written notice to Landlord within five (5) business days following the fifteen-day period, (a) rescind the renewal offer or (b) agree to the Fair Market Rent as determined in accordance with the Three Broker Method as set forth in paragraph (ii) below.  Upon determination of the Fair Market Rent pursuant to the Three Broker Method, the parties shall promptly execute an amendment to the Lease stating the Base Rent and other applicable renewal terms and the Lease shall continue in full force and effect.  Except as provided herein, Tenant acknowledges that delivery of a Renewal Notice shall irrevocably bind Tenant to renew the Lease for the Renewal Term.  Tenant has no option(s) to extend this Lease except as set forth in this Section 2.02.

                (ii)  For purposes of this Section 2.03.E, the Three Broker Method shall be the following process:  The parties shall each promptly appoint an independent real estate broker who is licensed in the Commonwealth of Virginia, specializes in the field of commercial real estate, regularly conducts business in the commercial real estate market in the immediate vicinity of Tyson’s Corner, has at least seven (7) years of experience and is recognized within the field as being reputable and ethical. Such two individuals shall each determine the Fair Market Rent within ten (10) business days after their appointment.  If such two brokers agree on such Fair Market Rent, then the rent for the applicable term and space shall be such Fair Market Rent as determined by the parties.  If such individuals do not agree on Fair Market Rent within such ten (10) business day period, but such brokers’ determination of Fair Market Rent are within five percent (5%) of each others’ determinations, the average of the two determinations shall be the Fair Market Rent for the applicable term and space.  If such individuals do not agree on Fair Market Rent within such ten (10) business day period and the higher determination of the market rate base rent is more than five percent (5%) higher than the lower determination, then the two (2) individuals shall, within five (5) additional days, render separate written reports of their determinations and together appoint a third similarly qualified individual.  The third individual shall, within fifteen (15) days after his or her appointment, make a determination of Fair Market Rent.  The Fair Market Rent applicable shall equal the average of the two (2) closest determinations of the three brokers’ determinations.  Upon the determination of the Fair Market Rent in accordance with the Three Broker Method, regardless of whether such Fair Market Rent was determined by two (2) or three (3) brokers pursuant to the terms hereof, such Base Rent for the first year of the Renewal Term shall be final and conclusive.  Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker.

F.             Although the same may be factored into the determination of Fair Market Rent, other than a market refurbishment allowance, Tenant shall not be entitled to any rental abatement, additional renewal options or other concessions contained in the Lease during each Renewal Term.

G.            Except as set forth herein, the leasing of the Premises for each Renewal Term shall be upon the same terms and conditions as are applicable for the original Term.

Section 2.03.          Tenant’s Early Termination Right.

A.            Subject to the terms hereof, Tenant shall have the one-time right to terminate this Lease on the eighth (8th) anniversary of the Commencement Date (“Early Termination Date”).  Tenant shall effect such early termination by delivering written notice to Landlord at least twelve (12) months prior to the Early Termination Date.

B.            Tenant shall pay to Landlord an early termination fee equal to the unamortized tenant improvement costs and leasing fees and other leasing costs amortized at eight percent (8%) as of the date of termination.  Such payment shall be made fifty percent (50%) upon delivery of Tenant’s notice of early termination and the balance on the earlier of (i) thirty (30) days prior to the Early Termination Date, or (ii) the date Tenant vacates the Premises and Building.

C.            The foregoing provisions of this Section 2.02 notwithstanding, Tenant shall have no right to terminate this Lease early if Tenant is in Default either as of the date Tenant attempts to exercise its early termination right or as of the Early Termination Date.

ARTICLE III

PARKING

Tenant, along with Landlord and other tenants of the Project, and all of their agents, employees, clients, customers, licensees and invitees, shall have the non-exclusive license to park their automotive vehicles in the parking spaces serving the Project (providing not less than 3.6 parking spaces per 1,000 square feet of Premises), including the exclusive right to use ten (10) reserved parking spaces in the location shown on Exhibit C.  Tenant shall receive all of the foregoing parking at no additional cost to Tenant.  Landlord agrees that it will not provide any other tenant with reserved parking, except the five (5) reserved parking spaces currently being provided to Wiley Rein LLP.

ARTICLE IV

IMPROVEMENTS

Section 4.01.          Tenant Improvements.  Subject to Section 4.03 below, Tenant shall accept the Premises in its “as-is” condition, and Landlord shall have no obligation to make any improvements or alterations thereto.  Notwithstanding the foregoing, Landlord will provide Tenant with an improvement allowance (the “Allowance”) equal to Fifty-five and 18/100 Dollars ($55.18) per rentable square foot of the Premises for design, permitting, management and construction of Tenant’s Improvements (defined below) including cabling costs, costs of equipment and other technical infrastructure.  Landlord will also provide, in addition to the Allowance, up to $0.10 per rentable square foot for Tenant’s architect to perform a complete space plan of the Premises prior to execution of this Lease.  Tenant shall provide Landlord with plans and specifications for all improvements to be constructed in the Premises (“Tenant Improvements”) and shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed.  All Tenant Improvements shall be constructed in accordance with approved plans and specifications.  All contractors performing work on the Premises shall be licensed and insured and shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld.  Landlord hereby consents to Tenant’s use of DBI Architects, META Engineers, Loring Engineering, Dietze Construction Group, The Magellan Group and Advanced Consulting Engineering.  Tenant shall be solely responsible for ensuring that the Premises and Tenant Improvements comply with all governmental laws, rules and regulations and all Building Rules and Regulations (defined below).  The Tenant Improvements Allowance shall be disbursed directly by Landlord to the consultants, contractors and material suppliers constructing or installing the Tenant Improvements for Tenant within thirty (30) days of Landlord’s receipt of a completed draw request from Tenant in the form attached hereto as Exhibit D.  Each draw request shall be accompanied by applicable lien waivers from all contractors and material suppliers that are to receive payments under the applicable draw request.  Tenant shall not submit more than one (1) draw request in any thirty (30) day period.  Tenant may use up to Seventeen and 68/100 Dollars ($17.68) per rentable square foot of the Allowance for costs associated with relocating to the Building including, but not limited to, moving expenses, signage and FF&E.

Landlord will not charge any construction management, administrative oversight or other similar fee against the Improvement Allowance.

Section 4.02.          Excess Tenant Allowance.  Upon completion of Tenant Improvements, if any part of the Allowance remains unused and is not the subject of a disputed claim, Tenant may use the remaining balance for payments of Base Rent as they become due.

Section 4.03.          Landlord Improvements.  On or before the Commencement Date, Landlord shall have (i) completed (a) an upgrade of the common restrooms serving the Premises, including all necessary reconfigurations and improvements to comply with all relevant provisions of the Americans with Disabilities Act (“ADA”), (b) replacement of all floor and wall tiles, (c) replacement of all countertops and (d) replacement of under-mounted sinks;  (ii) renovated the first floor lobby in accordance with the plans attached hereto as Exhibit E; and (iii) caused all base Building systems and, to the extent necessary for Tenant’s occupancy based upon typical office occupancy / load, the common areas to meet all applicable codes.  Landlord shall also renovate the elevator cabs within ninety (90) days after the Commencement Date.  During the Term, Landlord shall upgrade the restrooms serving the floor(s) into which the Premises has been expanded, if such remodeling work has not already been completed, and shall complete such work within 180 days following Landlord’s and Tenant’s execution of an amendment to this Lease adding such space to the Premises.  All building code, fire code and building-related ADA improvements that are required in the common areas of the Building (unless necessitated by the improvements to the Premises that are not typical improvements for general office use) shall be provided at Landlord’s sole cost and expense.

ARTICLE V

COMMENCEMENT DATE; DELIVERY OF PREMISES

Section 5.01.          Commencement Date.  The “Commencement Date” shall be the date that (i) the date all Tenant Improvements are substantially complete and Tenant’s FF&E that are necessary for

Tenant’s beneficial use and occupancy of the Premises for the conduct of Tenant’s business have been installed; and (ii) the date Tenant first occupies the Premises for the purpose of conducting business therein.  The Rent Commencement Date shall be the earlier of (i) the Commencement Date; or (ii) February 1, 2009.

Section 5.02.          Entry by Tenant.  Except as may be necessary in connection with the Tenant Improvements or installation of Tenant’s FF&E, Tenant shall not enter the Premises prior to the Commencement Date without Landlord’s express written consent in each instance.  In each instance, Tenant’s entry onto the Premises shall be subject to all of the terms of the Lease.

Section 5.03.          Commencement Notice.  When the Commencement Date has been determined in accordance with this Article V, Landlord and Tenant shall execute a Commencement Notice in the form attached hereto as Exhibit F; provided, however, that Landlord’s failure to prepare and present the Commencement Notice to Tenant, or Tenant’s failure to execute the same, shall not diminish the effectiveness of this Lease, nor affect either party’s liability hereunder.

ARTICLE VI

RENT

Section 6.01.          Base Rent.  Tenant hereby covenants and agrees to pay Landlord Base Rent, in equal monthly installments, in advance, on the first day of each calendar month beginning on the Rent Commencement Date and ending on the Expiration Date.

Section 6.02.          Base Rent Escalation.  On the first (1st) anniversary of the Rent Commencement Date (or if the Rent Commencement Date is not the first day of a month, then the anniversary of the first day of the calendar month following the Rent Commencement Date)and on each anniversary thereafter during the Term (each of such dates being hereinafter referred to as an “Adjustment Date”), the Base Rent shall be increased by the lesser of (i) an amount equal to two hundred fifty percent (250%) of any increase in the U.S. Consumer Price Index of the Bureau of Labor Statistics of the Department of Labor for All Urban Consumers for the closest major city (“CPI”) for the 12-month period ending two (2) months prior to the Adjustment Date; or (ii) 2.5%.

Section 6.03.          Definitions and Payments.  All sums of money required to be paid by Tenant under this Lease other than Base Rent shall be deemed “Additional Rent”, and all remedies applicable to the non-payment of Base Rent shall apply thereto.  All Rent shall be paid without prior notice or demand therefor, and without any counterclaim, set-off, deduction, recoupment, credit or defense, it being understood and agreed that Tenant’s covenant to pay the Rent is independent of the obligations of Landlord hereunder.  Any Additional Rent due as a result of a default by Tenant shall be deemed payable on the first day of the month next following such default, except as otherwise provided in this Lease.  Any partial payment by Tenant of an outstanding obligation hereunder shall be credited against the earliest due installment of such obligation.  No endorsement or statement on any check or letter or other communication accompanying a check for payment of any Rent shall be deemed an accord and satisfaction, unless otherwise expressly agreed to in writing by Landlord.  No receipt or acceptance by Landlord of any sums shall be deemed a waiver of any Tenant default.  If the Term begins on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Rent for such month(s) shall be prorated accordingly.  Tenant’s obligation to pay Rent during the Term shall survive the expiration of this Lease.

Section 6.04.          Late Payment Charges and Interest.  Tenant shall pay a late charge of five percent (5%) of the amount of any payment of Rent not paid within five (5) days after notice thereof from Landlord; provided, however, that Landlord shall not be required to provide such notice more than two (2) times in any twelve (12) month period before charging a late charge under this section.  Any payment of Rent not paid within five (5) days after the due date shall incur interest from the due date until paid at the rate (“Interest Rate”) of two percent (2%) above the highest prime rate of interest quoted from time to time in The Wall Street Journal (or, if The Wall Street Journal is no longer being published or no longer publishes a prime rate, by a comparable financial publication selected by Landlord); provided, however, that the Interest Rate shall not exceed the maximum rate permitted under applicable state or federal laws.

ARTICLE VII

DEPOSIT

Section 7.01.          Cash Deposit.  Tenant shall pay the Deposit to Landlord upon execution of this Lease as security for the faithful performance by Tenant of the terms of this Lease.  The Deposit shall not constitute Rent for any period.  Landlord shall have the right to commingle the Deposit with other funds held by Landlord.  The Deposit, without interest, shall be repaid to Tenant after the termination of this Lease, provided Tenant shall have made all payments and performed all obligations required hereunder.  Landlord may apply all or part of the Deposit on account of a Tenant Default, whereupon Tenant shall be required to restore the resulting deficiency in the Deposit within five (5) days after Landlord notifies Tenant of the application thereof.

Section 7.02.          Letter of Credit Option.  In lieu of posting the Deposit, Tenant may deliver to Landlord an irrevocable, unconditional commercial bank letter of credit, payable upon sight in the amount of the Deposit (the “Letter of Credit”) in such form as is attached hereto as Exhibit G and issued by a federally-insured national bank having offices in the Metropolitan Area of Washington, DC.  The Letter of Credit shall be for an initial period of at least one (1) year from the Commencement Date, and Tenant will deliver to Landlord at least thirty (30) days before the expiration of each Letter of Credit a new Letter of Credit, or a renewal of the prior Letter of Credit, renewing the Letter of Credit in the required sum for successive periods of at least one (1) year each (or such shorter period which will be identical to the then-remaining term of the Lease plus an additional thirty (30) days thereafter).  The Letter of Credit shall include a provision for assignment thereof to any mortgagee with a collateral assignment of this Lease.  If the Letter of Credit has not been renewed or replaced with a new letter of credit or cash in the full amount of the Deposit within ten (10) days prior to the expiration of the existing Letter of Credit, Landlord may draw upon the Letter of Credit to the extent necessary to fulfill Tenant’s deposit requirement under this Article VII.

ARTICLE VIII

SERVICES OF LANDLORD

Section 8.01.          Services.  Landlord shall furnish Tenant with the following services and facilities during the Term in a manner befitting comparable office buildings in the Tysons Corner market: (i) elevator service from 8:00 a.m. to 7:00 p.m. except Sundays and Holidays (hereinafter defined), with one elevator subject to call at all other times; (ii) heat or air conditioning (as applicable) from 8:00 a.m. to 7:00 p.m. Monday through Friday, and 8:00 a.m. to Noon on Saturdays, except New Years Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day and Christmas Day (collectively “Holidays”) engineered to the following design conditions and in accordance with all current ASHRAE Standards: (A) Outdoor Conditions- Summer 95 deg. F. DB/78 deg. F.WB and Winter 10 deg. F. DB (annual extremes); (B) Indoor Conditions- Summer 75 +/-2 deg. F. DB and 70 +/-2 deg. F. DB.; (iii) electricity, water and public lavatory facilities and supplies twenty-four (24) hours per day, seven (7) days per week; and (iv) janitorial services Monday through Friday, except Holidays.  If Tenant requires air-conditioning, heating or other services (such as cleaning services) routinely supplied by Landlord for hours or days in addition to the hours and days specified herein, Landlord shall provide such additional service on twenty-four (24) hours’ notice therefor from Tenant, and Tenant shall reimburse Landlord for the actual cost of providing such additional service (with initial rates of $7.50 per hour per wing and $20.00 per hour for a full floor during the cooling season and $9.50 per hour per wing and $25.00 per hour for a full floor during the heating season, subject on increase on a pro rata basis upon written notice to Tenant, it being understood that the lower level through the 6th floor in each wing are heated/cooled together and there is no additional charge for multiple floors in the same wing).  In connection with the Tenant Improvements, Tenant will install a check meter on any supplemental HVAC serving the Premises.  Landlord shall check the meter and separately bill Tenant for all electricity used in connection with the supplemental HVAC.

Section 8.02.          Utility Suppliers.  Landlord’s obligation to furnish utility services pursuant to this Article VIII shall be subject to the rules and regulations of the supplier of such utility services and the rules and regulations of any governmental authority regulating suppliers of such utility services.

Section 8.03.          Discontinuation of Utility Services.  No failure to furnish, nor any stoppage of, the services referred to in this Article VIII resulting from any cause outside Landlord’s control shall make Landlord liable in any respect for damages to any person, property or business, or be construed as an eviction of Tenant, or entitle Tenant to any relief from any of Tenant’s obligations under this Lease.  If the failure to furnish, or the stoppage of, the services referred to in this Article VII prevents Tenant from using the Premises for more than five (5) consecutive business days, and such failure or stoppage is the result of Landlord’s negligence or intentional misconduct and/or Landlord is entitled to receive insurance proceeds for the loss of rent from the Premises, then Tenant shall be entitled to an abatement of Rent under this Lease (it being understood that, except for such abatement, Tenant shall not be entitled to any relief from any of Tenant’s obligations under this Lease).

Section 8.04.          Telephone Room.  Tenant shall not be permitted to install its telecommunications equipment in any telephone room within the Building, unless such telephone room is located in the Premises, or Tenant leases a floor on which such telephone room is located in its entirety.

Section 8.05.          Security and Access.  Landlord shall provide, at Landlord’s sole cost and expense, a monitored card or key access system for the Building, which will allow for twenty-four hour access to the Building and garage 365 days per year.  Landlord shall supply all cards or keys for the access system in a reasonable quantity required by Tenant (the initial supply to be at Landlord’s sole cost and expense), but not to exceed four (4) cards or keys per 1000 square feet of Premises.  Landlord shall cause the Building elevators to be programmed to restrict access to floors of the Premises that are fully and only occupied by Tenant.

Section 8.06.          Building Cleaning Specifications.  The current building cleaning specifications are set forth on Exhibit H attached hereto.

ARTICLE IX

OPERATING COSTS

Section 9.01.          Tenant’s Operating Costs Payment.  Commencing with calendar year 2010, Tenant shall pay, as Additional Rent, the amount (“Tenant’s Operating Costs Payment”) by which Tenant’s Pro Rata Share of Operating Costs for a calendar year (hereinafter defined) exceeds the Base Operating Costs (hereinafter defined) for the Base Year, such amount to be calculated and paid as follows:

A.            On or before April 1 of the 2010 calendar year and each calendar year thereafter, Landlord shall furnish Tenant with a good faith estimate (“Estimate”) of Tenant’s Operating Costs Payment for the then current calendar year.  On the first day of each month during such year, Tenant shall pay to Landlord one-twelfth (1/12th) of Tenant’s Operating Costs Payment, as shown on the Estimate.  For the period extending from the beginning of the calendar year to the date Landlord delivers the Estimate to Tenant, Tenant shall continue to pay Tenant’s Operating Costs Payment payable for the previous year.  After receiving the Estimate, Tenant shall promptly pay to Landlord the difference (if any) between the amount due for the current calendar year (as set forth in the Estimate), and the amount Tenant had actually paid for such year.  If Landlord determines, in its reasonable discretion, that an Estimate for the current year is inaccurate, Landlord shall have the right once during the year to adjust such Estimate.

                B.            Within ninety (90) days after the end of each calendar year during which Tenant’s Operating Costs Payment is due, Landlord shall furnish Tenant with a statement of the actual Operating Costs for such calendar year.  Within thirty (30) days after Landlord’s delivery of such statement, Tenant shall make a lump sum payment to Landlord in the amount (if any) by which Tenant’s Operating Costs Payment for the subject calendar year, as shown on Landlord’s statement, exceeds the aggregate of the monthly installments of Tenant’s Operating Costs Payments paid during such calendar year.  If Tenant’s Pro Rata Share of Operating Costs is less than the aggregate of the monthly installments paid by Tenant during such calendar year, then Landlord shall apply such amount to the next installment(s) of Rent due hereunder until fully credited to Tenant, or if no further such installments are due, then, so long as Tenant shall have paid all sums due under this Lease, Landlord shall promptly pay such credited amount directly to Tenant.

Section 9.02.          Operating Costs; Taxes.

                A.            (i)  The term “Operating Costs” shall refer to all expenses, costs and disbursements which Landlord pays or incurs in connection with the operation, management, repair and maintenance of the Project.  All Operating Costs shall be determined according to generally accepted accounting principles which shall be consistently applied.  Operating Costs shall include, but not be limited to, the following (to the extent such costs are reasonable and actually and directly related to the Project):  (a) Wages, salaries, benefits and fees of personnel or entities engaged in the operation, repair, maintenance or security of the Project; (b) Cost of all service agreements for maintenance, janitorial services, access control, alarm service, window cleaning, elevator maintenance and landscaping for the Project; (c) All utilities for the Project, including water, sewer, electricity and gas; (d) Cost of snow and ice removal; (e) Cost of all insurance for the Project which Landlord may carry from time to time, together with all appraisal and consultants’ fees in connection with such insurance; (f) All Taxes (hereinafter defined); (g) Legal and accounting costs incurred by Landlord or paid by Landlord to third parties (other than legal fees with respect to disputes with individual tenants, negotiations of tenant leases, or operating the entity which constitutes the Landlord); (h) Cost of non-capitalized repairs and general maintenance of the Project; (i) Project management office rent or rental value; (j) A management fee and all items reimbursable to the Project manager, if any, pursuant to any management contract for the Project (which management fee is currently 3% and will not be increased unless the market rate for management fees for similar buildings in the Tyson’s Corner market increase); and (k) Cost of capital improvements (amortized on a straight-line basis over the useful life of the capital improvement) which are (1) for the good faith purpose of reducing Operating Costs (and then only up to the amount of the estimated reduction actually realized), or (2) required by any governmental authority pursuant to laws enacted or enforceable after the execution of this Lease.  Notwithstanding anything in this Article IX to the contrary, Tenant’s share of Operating Costs for items (a), (b) and (j) through (k) above shall not increase by more than three percent (3%) over the previous year’s Operating Costs on a cumulative basis.  If any amounts comprising Operating Costs are incurred not just with respect to the Project, but also with respect to one or more other buildings outside the Project, then Landlord shall reasonably allocate such amounts between the Project and such other buildings or areas.  There shall be no duplication of costs or reimbursement.

(ii)           “Operating Costs” shall not include

(a)                                  Work & Services.  Costs or expenses relating to Landlord’s obligation to construct leasehold improvements, alterations and decorations or other work for tenants of the Building.

(b)                                 Other Tenant Obligations.  Costs incurred in connection with the making of repairs which are the obligation of another tenant of the Building.

(c)                                  Promotional Expenses.  Advertising and promotional expenditures or contributions or gifts.

(d)                                 Leasing Costs.  Costs incurred in connection with Landlord’s preparation, negotiation and/or enforcement of leases, including court costs and attorneys’ fees and disbursements in connection with any summary proceeding to dispossess any tenant.

(e)                                  Financing Costs.  Financing and refinancing costs in respect of any mortgage placed upon the Property, including points and commissions in connection therewith.

(f)                                    Interest & Penalties.  Interest or penalties for any late payments by Landlord.

(g)                                 Judgments.  Costs (including, without limitation, attorneys’ fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability.

(h)                                 Non-allocable Costs.  Wages, salaries or other compensation or benefits paid to any Building employee to the extent that the same is not fairly allocable to the work or service provided by such employee to the Property.

(i)                                     Taxes.  Estate, franchise, succession, inheritance, profit, use, capital gains, and transfer taxes imposed upon Landlord, the Building or the Land.

(j)                                     Brokerage Commissions.  Leasing and brokerage fees and commissions.

(k)                                  Initial Building/Additions.  1) Costs incurred by Landlord in connection with the initial construction of the Building and related facilities.  2) Costs (including increased Taxes and Operating Expenses) of any additions to the Building after the original construction.

(l)                                     Capital Repairs.  Costs of any alterations, additions, changes, replacements and other terms which, under generally accepted accounting principles, are classified properly as capital expenditures.

(m)                               Interest and Amortization.  Interest or amortization on any loan or mortgage with respect to the Land or the Building.

(n)                                 Non-Cash Charges.  Depreciation, amortization and/or other non-cash charges.

(o)                                 Fire & Casualty.  Costs or repairs or replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain whether or not insurance proceeds or a condemnation aware are recovered or adequate for such purposes.

(p)                                 Overtime Charges.  Costs of any heating, ventilating, air-conditioning, janitorial or other Building services provided to other tenants during other than standard operating hours for the Building.

(q)                                 Legal & Accounting.  Legal and auditing fees or other professional fees, other than those reasonably incurred in connection with the maintenance and routine operation of the Land and Building.

(r)                                    Takeover Leases.  Any rent, additional rent or other charge under any lease of sublease to or assumed by Landlord.

(s)                                  Salaries & Fringes.  Salaries and fringe benefits of personnel above the grade of property manager; wages, salaries and other compensation paid for clerks or attendants in concession or newsstands operated by Landlord.

(t)                                    Ground Rent.  Rent or other charges payable under any ground or underlying lease.

(u)                                 Reimbursables.  Costs of any item or service which is reimbursable to Landlord by other tenants or third parties.

(v)                                 Lease Payments.  Lease payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were to have been purchased.

(w)                               Air Rights.  Any expenditures on account of Landlord’s acquisition of air or similar development rights.

(x)                                   Insurance.  Costs for which Landlord is actually reimbursed by any insurance required to be carried hereunder or actually carried by Landlord.

(y)                                 Licenses & Permits.  Costs and expenses of governmental licenses and permits, or renewals thereof, unless the same are for governmental licenses or permits normal to the operation or maintenance of the Land or Building.

(z)                                   Other Properties.  Costs of any work or service performed for any facility or property other than the Building.

(aa)                            Non-Competition Costs.  Any costs which exceed armslength competitive market prices for goods or services.

(bb)                          Entity Costs.  Costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, such as trustee’s fees, annual fees, partnership organization or administration expenses, deed recordation expenses, legal and accounting fees (other than with respect to Building operations).

(cc)                            Hazardous Materials Costs.  Costs arising from the presence of hazardous materials or substances in or about or below the Building, and the Land, including without limitation, hazardous substances in the groundwater or soil.  Costs shall include, but not be limited to, increased insurance premiums caused by Landlord’s hazardous acts and those costs incurred to contain, encapsulate, remove, or remedy any hazardous or toxic wastes, materials or substances from either the Building or Land and/or any tests or surveys obtained in connection with the above.

(dd)                          Negligence.  Costs directly resulting from the gross negligence or willful misconduct of Landlord, its employees, agents, contractors or employees.

(ee)                            Defense of Title:  Costs or fees relating to the defense of Landlord’s title or interest in the real estate containing the Building or any part thereof.

(ff)                                Lease Violation.  Costs incurred due to violation by Landlord of the Lease.

(gg)                          Eminent Domain.  Costs related to renovation of the Building made necessary by the exercise of Eminent Domain.

(hh)                          Reserves.  Any reserves for repairs, maintenance, and replacements.

(ii)                                  Artwork.  Costs of acquisition of sculpture, paintings, or other objects of art.

B             The term “Taxes” shall mean (i) all taxes, assessments, and other governmental charges applicable to or assessed against the Project, or any portion thereof, or applicable to or assessed against Landlord’s personal property used in connection therewith, whether federal, state, county or municipal, and whether assessed by taxing districts or authorities presently taxing the Project, or by other taxing authorities subsequently created, (ii) any actual, reasonable and direct expenses incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project, and (iii) any charge which is based upon rents from the Project (such as a gross receipts tax), or the transactions represented by leases or the occupancy or use of the Project.  Taxes shall not include:  (i) income or net profits taxes, unless the same are substituted for real estate taxes, (ii) transfer taxes assessed against Landlord or the Project, (iii) penalties or interest on any late payments of Taxes by Landlord, and (iv) personal property taxes of tenants in the Project.

C.            The term “Base Operating Costs” shall refer to all Operating Costs accruing during the 2009 calendar year (“Base Year”).

Section 9.03.          Gross-Up of Certain Operating Costs.  If the Building is not fully occupied during any full or fractional year of the Term, including the Base Year, the Operating Costs for services which vary based upon the level of occupancy in the Building (e.g., water service) shall be adjusted for such year to an amount which Landlord reasonably estimates would have been incurred if the Building had been ninety-five percent (95%) occupied.

Section 9.04.          Tenant’s Right to Audit.  In the event that Tenant shall dispute the amount set forth in Landlord’s statement of actual Operating Costs of the Building, Tenant shall have the right, exercisable not later than one hundred eighty (180) days following receipt of such statement (except for the Base Year, which may be audited up to the later of (i) one (1) year after receipt of the statement for the Base Year, or (ii) thirty (30) days after receipt Landlord’s statement for the year immediately following the Base Year), to cause Landlord’s books and records to be audited by an independent Certified Public Accountant mutually acceptable to Landlord and Tenant.  Such audit shall occur upon not less than ten (10) days prior written notice to Landlord, and shall be conducted during Landlord’s normal business hours at Landlord’s normal place of business, the actual location of Landlord’s books and records or such other location selected by Landlord in its reasonable discretion, but in any event in the Washington, D.C. metropolitan area.  The amounts payable under this Article IX shall be appropriately adjusted on the basis of such audit.  The cost of such audit shall be borne by Tenant unless the discrepancy is greater than five percent (5%), in which case the cost shall be borne by Landlord.  If Tenant does not request an audit in accordance with this Section within one hundred eighty (180) days of receipt of Landlord’s statement of actual Operating Costs (or such longer period with respect to the Base Year), such statement shall be conclusively binding upon Landlord and Tenant except in the event of fraud or intentional misrepresentation of the Operating Costs.

ARTICLE X

ALTERATIONS

Section 10.01.        Alterations.  Tenant shall have the right from time to time and at any time, in a good and workmanlike manner upon prior written notice to Landlord, but without Landlord’s consent, and in accordance with all applicable government laws and requirements, and all applicable Rules and Regulations to: (1) perform alterations that (i) do not exceed $50,000 in cost, and (ii) do not in any way affect any Building systems or structural portions of the Building or materially or adversely affect the use of or access of other tenants of the Building of or to the respective premises as determined by Landlord in its reasonable discretion, (iii) are typical office improvements, and (iv) are not visible from outside of the Premises; (2) paint and install wall coverings; (3) install and remove office furniture, (4) install and remove workstations; and/or (5) remove and re-install carpeting and other floor coverings.  All other proposed alterations by Tenant shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed).  To the extent applicable, all alterations shall be subject to the same requirements as Tenant Improvements set forth in Section 4.01.  Landlord shall not require the removal of any alterations upon the expiration of the Term so long as they are typical office improvements (atypical improvements shall include, but are not limited to, SCIFs, vaults, etc.).

Section 10.02.        Mechanic’s Liens.  If a mechanic’s lien is filed against the Premises or the Project, or any interest therein, as a result of any services, labor or materials provided (or claimed to have been provided) on Tenant’s behalf, Tenant shall (i) immediately notify Landlord of such lien, and (ii) within fifteen (15) days after receiving notice (from Landlord or any other source) of the filing of any such lien, discharge and cancel such lien by payment or bonding, in accordance with the laws of the Commonwealth, at Tenant’s sole cost and expense.

Section 10.03.        Removal.  All leasehold improvements and alterations made to the Premises shall be Landlord’s property (except for Tenant’s moveable trade fixtures, which shall be Tenant’s property), and shall not be removed from the Premises during the Term.  Upon the expiration of the Term, Tenant shall, at Tenant’s expense, remove from the Premises (i) any atypical leasehold improvements and alterations which Landlord directed Tenant to remove in writing at the time Landlord approved the same, and (ii) all of Tenant’s moveable trade fixtures. Tenant shall promptly repair, or reimburse Landlord for the cost of repairing any damage to the Premises caused by such removal.

ARTICLE XI

REPAIRS

Section 11.01.        By Landlord.  Except as expressly otherwise set forth herein, Landlord shall perform all maintenance and shall make all repairs and replacements to the Premises and the Building, including, but not limited to the base building structure and systems, the exterior walls, load bearing elements, foundation, pipes, conduits, roof, and common areas, and the mechanical, life/safety, electrical, HVAC, and plumbing systems that are a part of the base Building, in a manner befitting comparable office buildings in the Tysons Corner market.  In addition to Tenant’s obligation to reimburse Landlord for maintenance, repairs and replacements pursuant to Article IX hereof, Tenant shall reimburse Landlord for the cost of (a) all repairs and replacements to the Premises performed by Landlord at the request of Tenant which Landlord is not otherwise required to perform under the terms of this Lease, and (b) all repairs and replacements to the Project which are necessitated as a result of the acts or omissions of Tenant, or its agents, employees, contractors, licensees or invitees.  Amounts payable by Tenant pursuant to this Section 11.01 shall be due and payable within thirty (30) days after receipt of an invoice therefor from Landlord.  Landlord has no obligation and has made no promise to maintain, alter, remodel, improve, repair, decorate or paint the Premises, except as expressly set forth in this Lease.  In no event shall Landlord have any obligation to maintain, repair or replace any fixtures, personal property or specialty (i.e., non-building standard) items of Tenant, except where necessitated by the negligence or intentional misconduct of Landlord, its agents, employees, or contractors.

Section 11.02.        By Tenant.  Tenant shall keep the Premises in good order, and in a safe, neat and clean condition.  Unless expressly authorized elsewhere in this Lease, Tenant shall not perform any maintenance or repair work or make any replacement in or to the Premises, but rather shall promptly notify Landlord of the need for such maintenance, repair or replacement so that Landlord may proceed to perform the same.  Notwithstanding the foregoing, Tenant shall be solely responsible for maintaining and repairing any fixtures, personal property or specialty (i.e., non-building standard) items within the Premises, and any specialty items (such as supplemental HVAC systems) which exclusively serve the Premises.

ARTICLE XII

CONDUCT OF BUSINESS BY TENANT

Section 12.01.        Use of Premises.  Tenant (and any sublessee or assignee of Tenant) shall use and occupy the Premises during the Term solely for the Permitted Use set forth in Article I hereof and for no other purpose.  The Premises shall not be used for the storage of personal property (other than as may be incidental to the conduct of Tenant’s business) unless expressly permitted by the terms of this Lease.  Tenant shall procure and maintain, at Tenant’s expense, any governmental licenses or permits which may be required for the proper and lawful conduct of Tenant’s business in the Building.

Section 12.02.        Operation of Business.  Tenant covenants and agrees that, in the operation of its business within the Premises, Tenant shall (a) pay before delinquency all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business, Tenant’s leasehold interest, or Tenant’s fixtures, furnishings or equipment in the Premises, and pay when due all such license fees, permit fees and similar charges for Tenant’s conduct of business in the Premises; (b) observe the Rules and Regulations attached hereto as Exhibit I, and all other reasonable rules and regulations established by Landlord from time to time, provided Tenant shall be given written notice thereof (the delivery of which need not conform to the requirements of Article XXI hereof); and (c) not use any space outside the Premises for storage or any other undertaking.

Section 12.03.        Care of Premises.  Tenant shall not move any safe, heavy machinery, heavy equipment or fixtures into or out of the Premises without Landlord’s prior written consent.  Tenant agrees that it will not place a load on the floor which exceeds 80 lbs. live load with a uniform partition load of 20 lbs., and will not install, operate or maintain in the Premises any heavy equipment, except in such manner as to achieve a proper distribution of weight.  At Tenant’s request, Landlord shall indicate the maximum live load which the floor was designed to support.

Section 12.04.        Signage.  Tenant (i) shall be entitled to install an exterior sign on the top of the Building facade (which, at Tenant’s option, may be lighted), and not to exceed one hundred (100) face feet, in the location and form as approved by Landlord in its reasonable discretion; and (ii) shall be entitled to place its name on the monument sign serving the Building on the top location in such form as approved by Landlord in its reasonable discretion.  Upon the expiration or earlier termination of this Lease, Tenant shall restore the subject face of the Building and the monument sign to their original condition, ordinary wear and tear and casualty excepted.  Except as set forth herein, Tenant shall not install or maintain any sign on the Building or the Project without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  If Landlord consents to the installation of a sign, Tenant, at its sole expense, shall maintain and repair such sign, and shall remove such sign and repair any damage caused thereby upon the expiration of the Term.  Landlord shall provide a Building directory in the main lobby, and Landlord shall allocate to the Tenant its Pro Rata Share of directory strips.

Section 12.05.        Elevator Lobby.  So long as Tenant is leasing an entire floor of the Building, Tenant will be entitled to furnish the elevator lobby of such floor and to install such signs in said lobby as Landlord may approve in its reasonable discretion.  If at any time Tenant is no longer leasing such entire floor of the Building, Tenant will immediately remove all furnishing and signs from the elevator lobby of such floor and restore the lobby area of the floor to its original condition before such sign was installed.

Section 12.06.        Legal Requirements.  Tenant shall, at its own expense, comply with all laws, orders, ordinances and regulations of federal, state and local authorities, and with all rules, recommendations, requirements and regulations of the Board of Fire Underwriters, Landlord’s insurance companies, and any other organization establishing insurance rates in the geographical area where the Project is located (collectively “Legal Requirements”), as related to its use of and occupancy of the Premises. Landlord shall, at its own expense, comply with all Legal Requirements as they apply to the Building generally.

ARTICLE XIII

INSURANCE AND INDEMNITY

Section 13.01.        Insurance to be Procured by Landlord.  Landlord shall obtain, and maintain in effect throughout the Term, in a manner consistent with a reasonably prudent landlord, casualty insurance covering the Building, and commercial general liability insurance.  Such insurance shall be issued by an insurance company licensed to do business in the Commonwealth.

Section 13.02.        Insurance to be Procured by Tenant.  Tenant, at Tenant’s sole cost and expense, shall obtain, and maintain in effect throughout the Term, policies providing for the following coverage:

A.            Commercial general liability insurance protecting against liability occasioned by any occurrence in the Premises and on the Project, and containing contractual liability coverage of at least Five Million and NO/100 Dollars ($5,000,000.00), combined single limit, written on an occurrence basis.  If it becomes customary for a significant number of tenants of commercial office buildings in the area to be required to provide insurance policies to their landlords with additional coverages or coverage limits higher than the foregoing limits, then Tenant shall be required, at Landlord’s  request, to obtain insurance policies having limits which are commensurate with the then customary limits.

B.            Casualty insurance covering Tenant’s fixtures, equipment, furnishings, merchandise and other contents located in the Premises, insuring against vandalism, malicious mischief and sprinkler damage, and all perils included under the classification “Fire and Extended Coverage.”

C.            Tenant’s worker’s compensation insurance affording statutory coverage and containing statutory limits required under the Commonwealth’s worker’s compensation statutes.

Section 13.03.        General Provisions.  The insurance policies required under Section 13.02 hereof shall (i) be issued by insurance companies licensed to do business in the Commonwealth which have a Best’s Rating of A:XII or better; (ii) be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry; and (iii) name Landlord and any mortgagee of the Project as additional insureds.  Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict Tenant’s liability arising hereunder.  Tenant shall deliver to Landlord, on or before the Commencement Date, a certificate of insurance for each policy which Tenant is required to procure pursuant to this Article XIII. Tenant shall also deliver to Landlord, on or before the expiration or cancellation of a policy, a certificate of insurance evidencing an extension of such policy or the issuance of a replacement policy.  Each insurance policy which Tenant is required to procure shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that the insurance carrier shall not cancel, fail to renew, or make material changes to, such insurance policy, without in each instance providing Landlord with at least thirty (30) days prior written notice thereof.  If Tenant shall fail to obtain any insurance coverage which Tenant is required to procure hereunder, and such failure continues for five (5) days after written notice of such by Landlord to Tenant, Landlord shall have the right to obtain the same and pay the premium therefor for a period not exceeding one (1) year, and the premium so paid by Landlord together with an administrative fee of Two Thousand and 00/100 Dollars ($2,000.00) of such premium shall be immediately payable by Tenant to Landlord as Additional Rent.

Section 13.04.        Insurance Requirements.  Tenant shall promptly comply with all rules, orders, regulations, or requirements of the insurance services office having jurisdiction.  Tenant shall not do or permit to be done any act or thing upon the Premises that will invalidate or be in conflict with any insurance policies covering the Project, or which shall increase the rate of any insurance covering the Project, or any property located therein.  If, as a result of Tenant’s failure to comply with the provisions of this Section, the rates of any insurance covering the Project shall increase, then Tenant shall reimburse Landlord on demand as Additional Rent for that part of the premium charged as a result of such violation by Tenant.

Section 13.05.        Indemnification.  Tenant hereby waives all claims against Landlord for damage to any property, or injury to or death of any person, in or upon the Premises or the Project, arising at any time and from any cause other than the negligence or willful misconduct of Landlord, its agents, employees, licensees or invitees.  Subject to Section 13.06 Tenant shall indemnify and hold Landlord harmless from any damage to any property, or injury to or death of any person, arising from (i) the condition of the Premises; or (ii) the use of the Project or the use and occupancy of the Premises by Tenant, its agents, employees, contractors, licensees or invitees, unless such injury or damage is caused by the negligence or willful misconduct of Landlord, its agents or employees.  Tenant’s foregoing indemnity shall include attorneys’ fees, investigation costs, and all other reasonable costs and expenses incurred by Landlord in connection therewith.

Subject to Section 13.06 Landlord shall indemnify and hold Tenant harmless from any damage to any property, or injury to or death of any person caused by Landlord, its agents, employees, invitees or licensees on or about the Common Areas or the Premises, unless such damage is caused by the negligence or willful misconduct of Tenant, its agents, employees, licensees or invitees.  Landlord’s foregoing indemnity shall include attorneys’ fees, investigation costs, and all other reasonable costs and expenses incurred by Tenant in connection therewith.

The provisions of this Section 13.05 shall survive the termination of this Lease with respect to any occurrence prior to such termination.

Section 13.06.        Mutual Waiver of Claims.  Tenant and Landlord each hereby release and relieve each other, and waive their entire right to recovery against the other, for loss or damage (regardless of cause or origin) insured by the casualty policies required herein (or that would have been covered if Tenant or Landlord, as the case may be, was carrying the insurance required by this Lease) or any other casualty policies actually held by either Tenant or Landlord, whether due to the negligence, respectively, of Landlord or Tenant, or their agents, employees, contractors, licensees or invitees.  Tenant and Landlord shall cause their respective casualty policies to contain a provision allowing the foregoing waiver of claims.

ARTICLE XIV

DESTRUCTION OF PREMISES

Section 14.01.        Destruction of Premises.  Tenant shall give prompt notice to Landlord of any fire or other damage to the Premises or the Building of which Tenant becomes aware.  If (i) twenty percent (20%) or more of the Premises or the Building shall be damaged by fire or other casualty, or (ii) any damage to the Premises or Building cannot reasonably be repaired within one (1) year after the damage occurred, or (iii) any mortgagee of the Premises shall require that the insurance proceeds under the policies referred to in Section 13.01 hereof be used to pay down the mortgage, or (iv) the Premises or Building shall be damaged as a result of a risk which is not covered by Landlord’s insurance, then either party may terminate this Lease by notice given within ninety (90) days after the date of such damage.

Section 14.02.        Obligation to Rebuild.  If the Premises are damaged by fire or other casualty and this Lease is not terminated pursuant to Section 14.01, then all insurance proceeds under the policies referred to in Article XIII hereof that are recovered on account of any such damage shall be made available to pay for the cost of repairing such damage, and, as soon as practicable after such damage occurs, Landlord shall repair or rebuild the Premises to a condition substantially similar to their condition immediately prior to such occurrence to the extent the cost therefor is fully funded by insurance proceeds.  However, in no event shall Landlord be obligated to repair or replace Tenant’s trade fixtures, equipment or personalty.

Section 14.03.        Rent Abatement.  In the event of any repair or rebuilding pursuant to Section 14.02 hereof, then an equitable portion of the Rent shall be abated during the existence of such damage, based upon the portion of the Premises which is rendered untenantable and the duration thereof.  Except as expressly set forth in this Article XIV, Landlord shall not be liable or obligated to Tenant if the Premises are damaged by fire or other casualty.  Except as provided herein, Tenant hereby waives any and all rights to terminate this Lease that it may have, by reason of damage to the Premises by fire or other casualty, pursuant to any presently existing or hereafter enacted law.

ARTICLE XV

CONDEMNATION

Section 15.01.        Condemnation of Premises or Project.  If all or substantially all of the Premises or the Project is taken or condemned by condemnation or conveyance in lieu thereof (such taking, condemnation or conveyance in lieu thereof being hereinafter referred to as “Condemnation”), this Lease shall terminate on the earlier of the date the condemning authority takes possession or the date title vests in the condemning authority.

Section 15.02.        Partial Taking of Project.  If any portion of the Project shall be taken by Condemnation (whether or not such taking includes any portion of the Premises) and (i) such taking, in Landlord’s judgment, results in a condition where the Project cannot be restored in an economically feasible manner for use substantially as originally designed, or (ii) Landlord’s mortgagee requires Landlord to use the proceeds thereof to pay down the mortgage, then Landlord shall have the right, at Landlord’s option, to terminate this Lease effective as of the date specified by Landlord in a written notice of termination to Tenant.

Section 15.03.        Partial Taking of Premises.  If a portion, but less than substantially all, of the Premises shall be taken by Condemnation, then this Lease shall be terminated as of the date of Condemnation as to the portion of the Premises so taken, unless Tenant reasonably determines that it shall no longer be able to conduct its business in the remainder of the Premises, whereupon Tenant shall have the right to terminate this Lease effective as of a date not later than sixty (60) days after the date of Condemnation, as specified by Tenant in a written notice of termination delivered to Landlord within ten (10) days after the date of Condemnation.

Section 15.04.  Condemnation Award.  All compensation awarded or paid upon a Condemnation of any portion of the Project shall belong to and be the property of Landlord, without participation by Tenant.  Notwithstanding the foregoing, Tenant shall have the right to prosecute any claim directly against the condemning authority for loss of business, loss of goodwill, moving expenses, and damage to and cost of removal of trade fixtures, furniture and other personal property belonging to Tenant, so long as Tenant’s claim shall not diminish or adversely affect any award claimed or recovered by Landlord.

ARTICLE XVI

ASSIGNMENT AND SUBLETTING

Section 16.01.        Assignment or Sublease by Tenant.

A.            Tenant shall not sublet the Premises (or any portion thereof) or assign this Lease (or any interest herein), nor shall any assignment or sublease occur by operation of law, without the prior written consent of Landlord, which consent shall be given within ten (10) business days of Landlord’s receipt of Tenant’s written notification and which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing as an alternative to granting consent to either (i) a proposed sublease of all (but not less than all) of the Premises for the balance of the terms of the Lease or (ii) an assignment of the Lease for the balance of the terms of the Lease; Landlord shall have the right, in its sole discretion, to elect: (a) to sublet from Tenant the Premises upon the same terms as the proposed sublet; or (b) to terminate this Lease as of the proposed effective date of the assignment or sublease.  In no event, however, shall Tenant be permitted to sublease the Premises or assign this Lease if Tenant is then in Default under this Lease.  In the event of any assignment or sublease pursuant to the terms of this Article XVI, Tenant shall remain liable for all of its obligations under this Lease, including, but not limited to, payment of Rent.  Landlord’s consent to a particular assignment or sublease pursuant to this Article XVI shall not constitute consent to any other assignment or sublease.

B.            If Tenant should desire to assign this Lease or sublet the Premises, Tenant shall give Landlord written notice thereof specifying:  (i) the name, current address and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Premises proposed to be so subleased, (iii) the proposed effective date and duration of the assignment or sublease, (iv) the proposed rent to be paid to Tenant by such assignee or sublessee, and (v) all other information reasonably required by Landlord to evaluate the proposed assignment or sublease.  If Landlord consents to such assignment or sublease, Tenant shall deliver to Landlord copies of all documents executed in connection therewith, which documents shall be in form and substance reasonably satisfactory to Landlord, and which documents shall require such assignee or sublessee to comply with all terms of this Lease on Tenant’s part to be performed.  No acceptance by Landlord of any rent or any other sum of money from any sublessee or assignee shall be deemed to constitute Landlord’s consent to any assignment or sublease.  If Landlord permits Tenant to sublet the Premises or assign this Lease, and the rental rate thereunder exceeds the rental rate hereunder, Tenant shall remit to Landlord as Additional Rent, as and when Rent hereunder becomes due, fifty percent (50%) of the difference between the rent due under the sublease or assignment and the Rent due hereunder, less reasonable expenses incurred by Tenant in subleasing the space or assigning this Lease, which expenses shall be deducted up front before any profits are remitted to Landlord.  In the event of multiple subleases, all profits shall be calculated in the aggregate.  The aforementioned rights of this Section 16.01.B. shall not apply to transfer to a Permitted Transferee pursuant to Section 16.01.B. below.

C.            Notwithstanding the foregoing provisions of this Section 16.01, Tenant shall have the right, upon prior written notice to Landlord, but without Landlord’s consent, and provided Tenant is not then in Default, to assign this Lease, or to sublet all or any part of the Premises, to (i) any entity resulting from a merger or consolidation with Tenant, (ii) any corporation succeeding to all the business and assets of Tenant, (iii) a company with which Tenant has a teaming or other business relationship (so long as Tenant occupies at least fifty percent (50%) of the Premises and such company complies with the Permitted Use set forth in Article I, Section O of the Premises), or (iv) any affiliate of Tenant (each, a “Permitted Transferee”); provided, however, that the net worth of the surviving or successor entity or the affiliate is at least equal to the net worth of Tenant as of the date of the assignment; and provided, further, that Tenant shall remain unconditionally liable for Tenant’s obligations under this Lease.  For purposes hereof, an affiliate of Tenant is any entity which controls, is controlled by, or is under common control with Tenant.

D.            Notwithstanding anything in this Lease to the contrary, if Tenant makes a transfer to a Permitted Transferee, assigns the entire lease to a third party, or subleases the entire Premises for the full remaining Term to a third party, all rights under the Lease including, but not limited to, expansion, renewal, signage and sublease / assignment rights shall convey as if such Permitted Transferee or third party assignee or sublessee was the original Tenant hereunder; provided that renewal rights shall not transfer to any third party sublessee and no third party assignee or sublessee may further convey any such rights.

Section 16.02.        Assignment Under Bankruptcy Code.  Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or deed, to have assumed and be subject to all of the obligations, conditions and provisions under this Lease as of the date of such assignment.  Notwithstanding the foregoing, to the extent allowed by law, this Lease shall not be assignable by voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall this Lease, or any rights or privileges hereunder, be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

Section 16.03.        Assignment by Landlord.  The term “Landlord” shall be limited to mean only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Project.  In the event of any transfer, assignment or conveyance of any such title or interest, the Landlord-transferor shall be automatically freed and relieved of all obligations of Landlord hereunder which accrue from and after the date of such transfer, assignment or conveyance, and the Landlord-transferee of such title or interest shall be deemed to have assumed all obligations of Landlord hereunder which accrue from and after the date of such transfer, assignment or conveyance.  Tenant hereby acknowledges that Landlord may transfer its interest in the Lease or the Project without the consent of Tenant.

ARTICLE XVII

FINANCING AND SUBORDINATION

Section 17.01.        Subordination; Attornment.

A.            This Lease is subject and subordinate to all current and future ground leases, deeds of trust, mortgages or other security instruments covering any portion of the Project, or any interest of Landlord therein, as the same may be amended from time to time.  This provision shall be self-operative, and no further instrument shall be required to effect such subordination of this Lease.  Upon demand, however, Tenant shall execute, acknowledge and deliver to Landlord any further instruments evidencing such subordination as Landlord, and any mortgagee or lessor of Landlord, shall reasonably require.  Notwithstanding the foregoing, any mortgagee or lessor of Landlord shall have the right at any time to subordinate any such deed of trust or mortgage or underlying lease to this Lease, on such terms and subject to such conditions as such mortgagee or lessor of Landlord may deem appropriate.

B.            Upon any transfer of Landlord’s interest in the Project, Tenant shall, upon request of such transferee (“successor landlord”), automatically attorn to and become the Tenant of the successor landlord, without change in the terms of this Lease.

This agreement of Tenant to attorn to a successor landlord shall survive any foreclosure sale, trustee’s sale, conveyance in lieu thereof or termination of any underlying lease.  Tenant shall, upon demand at any time, before or after any such foreclosure or termination, execute, acknowledge and deliver to the successor landlord any written instruments evidencing such attornment as such successor landlord may reasonably require.

C.            As soon as practicable after the execution of this Lease, Landlord shall obtain, at Landlord’s sole cost and expense, and deliver to Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) in a form reasonably acceptable to Tenant and which is fully executed by the current Mortgagee, Landlord and Tenant which provides that the current mortgagee will, in the event of a foreclosure of any such mortgage or deed of trust (or termination of any such ground lease) take no action to interfere with the Tenant’s rights, privileges and options hereunder, except on the occurrence of a Default hereunder.  During the term of this Lease, Landlord agrees to obtain a commercially reasonable subordination, non-disturbance and attornment agreement (in a form reasonably satisfactory to Tenant) in favor of Tenant from any subsequent holder of any deed of trust affecting the Property.

Section 17.02.        Mortgagee’s Right to Cure.  In the event of any default by Landlord hereunder, Tenant shall, prior to taking any action to remedy such default or to cancel this Lease, send to U.S. Bank National Association, 1650 Tysons Boulevard, Suite 250, McLean, Virginia 22102, Attention: Real Estate Banking Group, or to any subsequent mortgagee of which Tenant has notice, by certified mail, return receipt requested, a notice specifying the default by Landlord, whereupon such mortgagee shall have a reasonable period of time to cure such default on behalf of Landlord.  Tenant shall have no right to take any other action as a result of Landlord’s default unless and until Tenant complies with the provisions of this paragraph.

ARTICLE XVIII

DEFAULT OF TENANT

Section 18.01.        Defaults.  Each of the following occurrences shall constitute a “Default” by Tenant:

A.            If Tenant fails to pay any installment of Rent when the same shall become due and payable, and such failure shall continue for five (5) business days after written notice of such failure.

B.            If any execution, levy, attachment or other process of law occurs upon Tenant’s interest in the Premises, and Tenant fails to discharge or bond-off the same within fifteen (15) days after receiving notice thereof (from Landlord or otherwise).

C.            If a mechanic’s lien is filed against the Premises or the Project as a result of any services or labor provided, or materials furnished, on Tenant’s behalf, and Tenant fails to timely cause such lien to be discharged, or bond such lien or post such security, as is required by Section 10.02.

D.            If Tenant violates the sublease or assignment provisions set forth in Article XVI hereof.

E.             If Tenant fails to maintain in force all policies of insurance required by this Lease, and the same is not cured within five (5) business days of Tenant’s receipt of notice thereof.

F.             If Tenant fails to provide Landlord with the financial statements or the estoppel certificates within the time periods referenced in Sections 23.16 and 23.17 hereof, respectively, and the same is not cured within five (5) business days of Tenant’s receipt of notice thereof.

G.            Subject to the terms of the Bankruptcy Code, if (i) Tenant, Tenant’s guarantor or any permitted assignee or sublessee, shall (a) make an assignment for the benefit of creditors, (b) file or acquiesce in a petition in any court (whether or not pursuant to any statute of the United States or of any state) in any bankruptcy, reorganization or insolvency proceedings, or (c) make an application in any such proceedings for or acquiesce in the appointment of a trustee or receiver for it or all or any portion of its property; or (ii) any petition shall be filed against Tenant, Tenant’s guarantor or any permitted assignee or sublessee, in any bankruptcy, reorganization or insolvency proceedings and (x) Tenant, Tenant’s guarantor or any permitted assignee or sublessee shall thereafter be adjudicated bankrupt, or (y) such petition shall be approved by any such court, or (z) such proceedings shall not be dismissed, discontinued or vacated within sixty (60) days after such petition is filed; or (iii) a receiver or trustee shall be appointed for Tenant, Tenant’s guarantor or a permitted assignee or sublessee, for all or any portion of their property, and such receivership or trusteeship shall not be set aside within sixty (60) days after such appointment.

H.            If Tenant fails to perform or observe any other term of this Lease which is not specifically referred to in this Section 18.01, and such failure continues for more than thirty (30) days after written notice from Landlord, except that such thirty (30) day period shall be extended for such additional period of time as may reasonably be necessary to cure such default, if such default, by its nature, cannot be cured within such thirty (30) day period, provided that Tenant commences to cure such default within such thirty (30) day period and is at all times thereafter in the process of diligently curing the same, and does in fact cure such default prior to the time that a failure to cure could cause the Landlord to be subject to prosecution for violation of any law, rule, ordinance or regulation or could cause a default under any mortgage, lease or other agreement applicable to the Project.

Section 18.02.        Landlord’s Remedies.  In the event of a Default, Landlord may pursue any or all of the following remedies:

A.            Landlord shall have the right to terminate this Lease by delivering to Tenant written notice thereof, whereupon Tenant shall be required to immediately vacate and surrender the Premises.

B.            Landlord shall have the right, without notice, to re-enter the Premises and dispossess, by summary proceedings, self help or otherwise, Tenant and any other occupants of the Premises, and Tenant shall have no further claim or right hereunder.

C.            Landlord shall have the right to bring a special proceeding to recover possession of the Premises from Tenant.

D.            If Landlord exercises its rights under paragraphs B or C above, Landlord may remove all persons from the Premises, and may treat all property as abandoned and dispose of same in accordance with Section 20.02 of this Lease.

E.             Landlord may exercise its rights under paragraphs B or C above with or without terminating the Lease, and in no event shall any such exercise be construed as an election to terminate this Lease (absent Landlord’s written statement to the contrary) or operate to release Tenant from any of its obligations for the remainder of the Term, or give rise to any claim for trespass.

F.             If Landlord exercises its right to re-enter and take possession of the Premises pursuant to this Article XVIII (regardless of whether Landlord terminates this Lease), Landlord may from time to time make such alterations and repairs as necessary in order to relet the Premises, and may thereafter relet the Premises or any part thereof for such rent and upon such other terms and conditions as Landlord may determine advisable in its sole discretion.  Upon each such reletting, all rentals and other  sums received by Landlord from such reletting shall be applied as follows:  first, to the payment of any costs and expenses of such reletting; second, to the payment of any indebtedness other than Rent due and unpaid hereunder; and third, to the payment of Rent due and unpaid hereunder.  If such rentals and other sums received from such reletting during any month are less than the amounts due pursuant to the foregoing schedule for application of proceeds, Tenant shall pay such deficiency to Landlord; if such rentals and other sums shall be more, Tenant shall have no right to, and shall receive no credit for, the excess.  Such deficiency shall be calculated and paid monthly.  In the event Landlord elects to relet the Premises without terminating this Lease, Landlord may at any time elect to terminate this Lease for such previous breach.  The failure or refusal of Landlord to relet the Premises shall not affect Tenant’s liability hereunder.

G.            Landlord may recover its lost Rent and other damages due hereunder (i) at the time of the re-entry or termination, in a single action or in separate actions, from time to time, as the lost Rent shall accrue, or (ii) in a single proceeding deferred until the expiration of the Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of the expiration of the Term).  Notwithstanding the foregoing, if Landlord terminates this Lease as a result of a

Tenant Default, Landlord may, as an alternative to the remedies set forth in the preceding sentence, recover upon demand the following liquidated damages (which the parties hereto agree shall not be deemed a penalty) upon written notice thereof to Tenant:  The sum of:  (i) all past-due Rent through the termination date of this Lease, plus (ii) the amount of Landlord’s Costs (hereinafter defined) which remains unamortized as of the termination date of this Lease, plus (iii) the lesser of (a) the amount of Rent due for the remainder of the Term, or (b) the amount of Rent due for the twelve (12) month period immediately following the termination date of this Lease.  Landlord and Tenant acknowledge that they have agreed to the foregoing amount as liquidated damages because of the difficulty of ascertaining in advance the amount of damages Landlord is likely to incur as a result of Tenant’s Default and Landlord’s subsequent termination of this Lease.  For purposes hereof, the term “Landlord’s Costs” shall refer to the sum of (i) all real estate brokerage commissions incurred by Landlord in connection with the Lease, (ii) all actual and reasonable costs and expenses incurred by Landlord in connection with the construction and/or installation of any leasehold improvements, (iii) any rental abatements, (iv) any allowances granted to Tenant, and (v) any other costs and expenses incurred by Landlord in connection with the Lease.  In addition to any other damages for which Tenant shall be liable hereunder, Tenant shall be liable for all attorneys’ fees and court costs incurred by Landlord as a result of Tenant’s Default.

Section 18.03.        Waiver of Trial by Jury.  Landlord and Tenant hereby waive all right to trial by jury regarding any matter connected with this Lease.

Section 18.04.        Injunction. In addition to the other remedies provided in this Lease, and anything contained herein to the contrary notwithstanding, Landlord shall be entitled to restraint by injunction of any default or violation, or attempted or threatened default or violation, of any of the terms of this Lease.

Section 18.05.        Landlord’s Right to Perform for Account of Tenant. If Tenant shall Default, Landlord, upon five (5) days prior written notice (except in the case of an emergency), may cure such Default for the account and at the expense of Tenant.  Tenant agrees to pay Landlord, on demand, with interest at the Interest Rate, the amount so paid, expended or incurred by Landlord, and any and all expenses, including attorneys’ fees and court costs, incurred by Landlord as a result of such Default.

Section 18.06.        Additional Remedies; Waivers.  The rights and remedies of Landlord set forth in this Article XVIII shall be in addition to any other right and remedy now or hereafter available at law or in equity, and all such rights and remedies shall be cumulative rather than exclusive.  Landlord may exercise such rights and remedies at such times, in such order, to such extent, and as often as Landlord deems advisable, without regard to whether the exercise of one right or remedy precedes, coincides with or succeeds the exercise of another.  A single or partial exercise of a right or remedy shall not preclude a further exercise thereof, or the exercise of another right or remedy.  No waiver of a Default shall be effective unless it is expressly agreed to in writing by Landlord.

ARTICLE XIX

ACCESS BY LANDLORD

Landlord may, at any time, upon not less than twenty-four (24) hours prior written notice to Tenant (except in the case of emergency or a Release or Threatened Release under Article XXII), enter the Premises for the purpose of: (i) inspecting the Premises; (ii) making repairs, replacements or alterations; or (iii) showing the Premises to prospective purchasers, lenders or, during the last twelve (12) months of the Term, to prospective tenants.  No such entry by Landlord shall constitute actual or constructive eviction of Tenant.  During the course of any such entry, Landlord shall use reasonable efforts to avoid disrupting Tenant’s business operations.  Notwithstanding the foregoing, Landlord acknowledges that Tenant may have areas of the Premises to which access must be restricted pursuant to security requirements contained in government contracts, and Landlord will comply with any requirements regarding access to these areas which may include the necessity of an authorized escort.

ARTICLE XX

SURRENDER; HOLDING OVER

Section 20.01.        Surrender.  Upon the expiration of this Lease, or upon re-entry by Landlord without terminating this Lease pursuant to Article XVIII hereof, Tenant shall peacefully vacate and surrender the Premises to Landlord in good order, broom clean and in the same condition as at the beginning of the Term (except for the Tenant Improvements and those alterations that pursuant to Section 10.03 are not required to be removed), reasonable wear and tear and damage by casualty excepted.  Tenant shall also remove its trade fixtures, furniture and other personal property from the Premises along with any leasehold improvements or other additions which Tenant is required to remove pursuant to Section 10.03 hereof.

Section 20.02.        Personal Property.  If Tenant fails to timely remove its property in accordance with Section 20.01, Landlord shall have the right, on the tenth (10th) day after Landlord’s delivery of written notice to Tenant, to deem such property abandoned by Tenant.  Landlord may thereafter remove or otherwise deal with the abandoned property in a commercially reasonable manner at Tenant’s sole cost and expense, and Landlord shall have no liability to Tenant with respect to such abandoned property.  Tenant specifically acknowledges and agrees that Landlord shall not be considered a bailee of such property.  Tenant hereby agrees to indemnify Landlord against any loss, cost, expense, claim or cause of action arising in connection with Landlord’s exercise of its rights under this Section 20.02 including, without limitation, any claim by a third party for conversion or trespass as to chattels.

Section 20.03.        Holding Over.  If Tenant shall hold possession of the Premises after the expiration of this Lease, Landlord shall have the right, in its sole discretion, to deem Tenant either (i) a trespasser, whereupon Landlord shall be entitled to the benefit of all laws relating to the speedy recovery of the possession of the Premises; or (ii) a month-to-month tenant subject to the provisions and obligations of this Lease (insofar as the same are applicable to a month-to-month tenancy), except that Tenant shall be required to pay to Landlord a monthly rental equal to one hundred fifty percent (150%) of the amount of Rent payable during the last month of the Term.  Unless Landlord notifies Tenant in writing to the contrary within thirty (30) days after the expiration of this Lease, Tenant’s tenancy shall automatically become month-to-month.  Notwithstanding anything contained herein to the contrary, Landlord also shall be entitled to pursue any available cause of action for damages resulting from Tenant’s holdover.  The terms of this Article XX shall survive the expiration of this Lease.

ARTICLE XXI

NOTICES

Except as may be expressly provided to the contrary in this Lease, all notices, consents, demands, requests or other communications (other than payment of Rent) required or permitted hereunder (collectively, “notices”) shall be deemed given when dispatched to the other party by hand delivery (with signed receipt), or one (1) day after being dispatched to the other party by air express courier (with signed receipt), or three (3) days after being deposited in the United States Mail, postage prepaid, certified or registered, return receipt requested.  The addresses of the parties for notices shall be those set forth in Article I hereof, or any other address subsequently specified by either party in a notice given pursuant to this Article XXI.

ARTICLE XXII

HAZARDOUS MATERIALS

Section 22.01.        Environmental Requirements.  Tenant’s use and occupancy of the Premises shall at all times be in strict compliance with all federal, state and local laws, rules, regulations, orders, guidelines, ordinances and standards, as they may now or hereafter exist, relating in any way to the protection of human health, safety, the environment and natural resources including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”); the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Clean Air Act; the Federal Water Pollution Control Act; the Occupational Safety and Health Act; the Safe Drinking Water Act, and their applicable state and local counterparts or equivalents (“Environmental Laws”).

Section 22.02.        Clean-Up.  If Tenant becomes aware of a Release (hereinafter defined), threat of a Release or the presence of any Hazardous Substance (hereinafter defined) affecting the Premises or surrounding areas, Tenant shall immediately notify Landlord in writing thereof, and shall take all necessary steps to ensure that any future activities by Tenant do not exacerbate the Release, threat of a Release or the presence of the Hazardous Substance.  If a Release, threat of a Release or the presence of any Hazardous Substance affecting the Premises or surrounding areas is caused by the acts or omissions of Tenant, or its agents, employees, contractors, licensees or invitees, Tenant shall immediately take all measures necessary to contain, remove and dispose off the Premises, or surrounding areas, all such materials present or Released (or threatened to be Released), and shall remedy and mitigate all threats to public health or the environment relating to such presence or Release, or threat thereof.  If Tenant shall fail to take the measures described above, or shall fail to comply with the requirements of any Environmental Laws, Landlord may give such notice and/or cause such work to be performed at the Premises or surrounding areas, and/or take any and all other actions as Landlord shall deem necessary to restore the Premises or surrounding areas to the condition in which they existed as of the date of this Lease.  Such actions by Landlord shall not affect Tenant’s obligations under this Lease.

Section 22.03.        Indemnification.

A.            Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, liens, suits, actions, debts, damages, costs, losses (including, without limitation, any loss of value of, loss of use of, or loss of income from, the Premises or the Project), liabilities, obligations, judgments and expenses (including, without limitation, court costs and attorneys’ fees), arising from or relating to any of the following occurrences caused by the acts or omissions of Tenant, its agents, employees, contractors, licensees or invitees:  (i) a failure to comply with any Environmental Laws, or (ii) a Release, threat of a Release or the presence of any Hazardous Substance affecting the Premises or surrounding areas.  Tenant’s obligations under this Lease shall arise whether or not any governmental authority or individual has taken or threatened to take any action in connection with the presence of any Hazardous Substance.

B.            Landlord shall indemnify, defend and hold harmless Tenant from and against any and all claims, liens, suits, actions, debts, damages, costs, losses (including, without limitation, any loss of value of, loss of use of, or loss of income from, the Premises or the Project), liabilities, obligations, judgments and expenses (including, without limitation, court costs and attorneys’ fees), arising from or relating to any of the following occurrences caused by the acts or omissions of Landlord, its agents, employees, contractors, licensees or invitees:  (i) Landlord’s failure to comply with any Environmental Laws, or (ii) Landlord’s Release, threat of a Release or the presence of any Hazardous Substance affecting the Premises or surrounding areas.

Section 22.04.        Definitions.  As used herein, the term “Hazardous Substance” shall mean petroleum or petroleum by-products, and/or any chemicals, substances or wastes which are defined as or included in the definition of “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “toxic pollutant”, or words of similar import, under any Environmental Laws, and shall include building materials and building components including, without limitation, asbestos or asbestos containing materials.  The term “Release” shall have the meaning set forth in Section 101(22) of CERCLA.

Section 22.05.        Operations.  Tenant shall not engage in operations which involve the generation, manufacturing, refining, transportation, treatment, storage, disposal or handling of any Hazardous Substance, other than office equipment and cleaning solutions that are customarily found in office buildings, provided that the use, generation, handling or storage of such equipment and solutions is reasonably necessary for the operation and maintenance of the Premises as permitted pursuant to the terms of this Lease, and is in strict compliance with Environmental Laws.

Section 22.06.        Inspection.  Subject to the provisions of Article XIX for Landlord Access to the Premises, Tenant agrees to permit Landlord and its authorized representatives to enter, inspect and assess the Premises at reasonable times for the purpose of determining Tenant’s compliance with the provisions of this Article XXII.  Such inspections and assessments may include obtaining samples and performing tests of building materials, soil, surface water, groundwater or other media.

Section 22.07.        Survival.  This entire Article XXII shall survive the expiration of this Lease.

ARTICLE XXIII

MISCELLANEOUS

Section 23.01.        Professional Fees.  To the extent permitted by law, in any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party the actual, direct and reasonable professional fees incurred by the prevailing party, such as appraisers’, accountants’ and attorneys’ fees, investigation costs, and other legal expenses and court costs.

Section 23.02.        No Partnership.  Nothing contained herein shall be deemed to create a partnership, joint venture, or any other relationship between the parties hereto except landlord and tenant.

Section 23.03.        Brokerage.  Landlord and Tenant each warrant and represent to the other that no broker or agent on Landlord’s or Tenant’s behalf was involved in negotiating this Lease or addressing matters concerning the renting of the Premises, other than COLLIERS CASSIDY & PINKARD, whose commissions shall be paid in full by Landlord in accordance with separate agreements. Landlord and Tenant each agree to indemnify and hold the other harmless against any claims for brokerage or other commissions arising from a breach by Landlord or Tenant of the foregoing representation and warranty.

Section 23.04.        Interpretation.

A.            Every provision of this Lease which imposes an obligation on Tenant or Landlord shall be deemed to be a covenant by Tenant or Landlord, as applicable.

B.            This Lease may be executed in several counterparts which shall constitute one and the same instrument.

C.            Any restriction or requirement imposed upon Tenant hereunder shall be deemed to extend to Tenant’s guarantors, sublessees, assignees, licensees and invitees, and it shall be Tenant’s obligation to cause the foregoing persons to comply with such restriction or requirement.

D.            Any reference to the expiration of this Lease or the Expiration Date shall include the earlier termination of this Lease.

E.             The term “mortgagee” shall also refer to any beneficiary of a deed of trust, or any other individual or entity having a security interest in the Project.

F.             The term “Commonwealth” shall refer to the Commonwealth of Virginia.

Section 23.05.        Recording.  Neither this Lease, nor any memorandum hereof, may be recorded among the land records without the express written consent of Landlord, which Landlord may condition or withhold in its sole and absolute discretion.

Section 23.06.        Severability.  Every agreement contained in this Lease shall be construed as a separate and independent agreement.  If any term of this Lease, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remaining agreements contained in this Lease shall not be affected.

Section 23.07.        Waiver of Redemption.  If, as a result of a Tenant Default, Landlord terminates this Lease, or obtains possession of the Premises without terminating this Lease, Tenant hereby expressly waives, to the extent legally permissible, any right of redemption or right to restore the operation of this Lease pursuant to Va. Code Section 55-247 or any other present or future law.

Section 23.08.        Limitations of Liability.

A.            Anything contained in this Lease to the contrary notwithstanding, Tenant agrees to look solely to the estate and property of Landlord in the Project for the collection of any judgment or other judicial process requiring the payment of money by Landlord for any default or breach by Landlord under this Lease, subject, however, to the prior rights of any mortgagee or lessor of the Project.  No other assets of Landlord, or any partners, shareholders or other principals of Landlord, shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim.

B.            No assets of any partners, shareholders, employees, officers, directors or other principals of Tenant shall be subject to levy, execution or other judicial process for the satisfaction of any Landlord’s claim.

C.            Neither Landlord nor Tenant shall be liable to the other, under this Lease or otherwise, for lost profits, lost business opportunity or other speculative or consequential damages either party may claim or suffer.

Section 23.09.        Force Majeure.  Whenever a period of time is herein prescribed, or a deadline is herein established, for action to be taken by Landlord or Tenant, Landlord or Tenant as the case may be shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to force majeure, which term shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental approvals, laws, regulations or restrictions, or any other cause (whether similar or dissimilar to the foregoing) which is beyond such parties’ reasonable control.  The foregoing provisions of this Section 23.09 notwithstanding, in no event shall (i) the failure of Tenant to perform any monetary obligation be excused, and (ii) the time for Tenant’s performance of any monetary obligation hereunder be delayed due to any force majeure event.

Section 23.10.        Headings.  The article headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the terms hereof.  Words in the singular number shall be held to include the plural, unless the context otherwise requires.

Section 23.11.        Successors and Assigns.  If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and all agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, successors and assigns of the parties hereto.  Notwithstanding the foregoing, nothing contained in this Section 23.11 shall be deemed to override the terms of Article XVI.

Section 23.12.        Entire Agreement; Amendments.  This Lease, and the exhibits and riders (if any) attached hereto, set forth the entire agreement between the parties, and no representations, inducements or agreements, oral or written, between Landlord and Tenant shall have any force or effect, unless the same are set forth in this Lease.  No amendment or modification of this Lease shall be binding or valid unless expressed in a document signed by Landlord and Tenant.

Section 23.13.        Governing Law.  This Lease shall be governed by and construed under the laws of the Commonwealth, without reference to its conflicts of laws principles.  Tenant hereby consents to jurisdiction in the Circuit Court for Fairfax County, Virginia, if any suit is brought relating to this Lease.  Should any provision of this Lease require judicial interpretation, Landlord and Tenant hereby stipulate that the court interpreting or considering same shall not apply the presumption that the terms hereof should be more strictly construed against the party who drafted the same, it being agreed that all parties hereto have participated in the preparation of this Lease, and that each party has had full opportunity to consult legal counsel of its choice before executing this Lease.

Section 23.14.        Time of Essence.  Time is of the essence in this Lease.

Section 23.15.        Acceptance by Landlord.  The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights with respect thereto unless and until Landlord executes a copy of this Lease and delivers the same to Tenant.

Section 23.16.        Financial Statements.  At any time during the Term, but no more often than one time per calendar year, Tenant shall, upon twenty (20) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year.  Such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  If it is not the normal practice of Tenant to prepare audited statements, then the unaudited statements shall be certified by Tenant’s chief financial officer.  In the event Tenant is a public company, Tenant shall be deemed to have complied with the requirements of this Section upon providing Landlord with the financial statements (for the relevant time periods described herein) filed by Tenant with the Securities and Exchange Commission.

Section 23.17.        Estoppel Certificates.  Either party shall, from time to time, within ten (10) days after request from the other party or its mortgagee, execute, acknowledge and deliver in recordable form an estoppel certificate regarding the terms and status of the Lease and the tenancy thereunder, and such other matters as may be reasonably requested by such party or its mortgagee not inconsistent with this Lease.

Section 23.18.        Authority of Parties.  Execution hereof shall constitute a representation and warranty by each party hereto that such party has complied with all applicable laws, rules and governmental regulations relative to that party’s right to do business in the Commonwealth, that such party has the full right and authority to enter into this Lease, and that all persons signing on behalf of such party were authorized to do so by all necessary or appropriate legal actions.

Section 23.19.        Additional Space.

A.            At all times prior to the Commencement Date (i) Landlord shall keep Tenant informed as to all space that is available for lease and (ii) Tenant may elect to amend this Lease so as to expand the Premises to include any or all of the available space in the Building upon the same terms and conditions as this Lease (the available space that Tenant so elects to include in the Premises being hereinafter referred to as the “Pre-Commencement Expansion Space”), except that the Allowance for any Pre-Commencement Expansion Space shall be reduced on a pro rata basis if the term for such space is less than ten (10) years and the rental rate for any Lower Level space shall be $20.00 per rentable square foot, full service.  Landlord will use commercially reasonable efforts to notify Tenant in the event that it receives any active interest in the remaining wing on the second (2nd) floor; provided, however, that failure to provide such notice shall not constitute a default by Landlord under this Lease.

B.            Subject to any renewal rights and expansion rights granted to Wiley Rein as of the date of execution of this Lease, and provided (i) Tenant is in possession of the Premises and is conducting its business therefrom, and (ii) the Lease is in full force and effect without Default by Tenant, Landlord agrees that at all times after the Commencement Date and during the Term of this Lease (and prior to seeking a third party tenant for any other space of the Building (the “Additional Space”)), except with regard to space that is unoccupied as of the date of this Lease, Landlord will provide written notice to Tenant of its intent to offer the Additional Space for lease to third parties and the terms and conditions on which Landlord would agree to lease the space to third parties (“Landlord’s Offer”).  If Tenant desires to lease the Additional space from Landlord, Tenant shall provide written notice to Landlord of its election to lease the Additional Space within thirty (30) days of Landlord’s Offer (each a “Tenant Expansion Notice”).  Any Additional Space that Tenant elects to lease is hereinafter referred to as “Post-Commencement Expansion Space”).

(i)            Landlord’s Offer shall include the business terms for the proposed expansion of the Premises, which will provide (a) that the Term for the Post-Commencement Expansion Space shall be coterminous with the Term of the Lease (provided, however, that if less than two (2) years remain on the original lease, the term for the Post-Commencement Expansion Space shall be two (2) years and Tenant, at Tenant’s option, may extend the term of the Lease to be coterminous with the Post-Commencement Expansion Space term); (b) a commercially reasonable period of time to plan, permit and construct improvements to the Expansion Space prior to rent commencement for such space; and (iii) rental rate, escalation, base year, allowance, concessions and other terms commensurate with the then-current market terms for new leases for similar buildings and similar leases in the Tyson’s Corner market (“Market Terms”).

(ii)           Following the due and timely delivery by Tenant to Landlord of a Tenant Expansion Notice, Landlord and Tenant will enter into an amendment to the Lease to include the Post-Commencement Expansion Space identified therein.  If for any reason Tenant fails to duly and timely notify Landlord of its intent to lease the Additional Space, or if Tenant properly notifies Landlord of its intent to lease the Additional Space, but thereafter, for any reason (except Landlord’s willful misconduct) does not timely enter into a lease for the Additional Space, Landlord will be free to lease the Additional Space to another tenant on any terms and conditions acceptable to Landlord (without regard to the terms and conditions contained in Landlord’s Offer).

(iii)          Alternatively, Tenant may deliver to Landlord a Tenant Expansion Notice which includes an objection to the Market Terms contained in Landlord’s Offer and the parties shall thereafter negotiate in good faith for ten (10) business days to reach an agreement on Market Terms.  If Landlord and Tenant agree to the Market Terms within said ten (10) business day period, then they shall promptly execute an amendment to the Lease to include the Post-Commencement Expansion Space using the Market Terms agreed upon.  In the event Landlord and Tenant have not agreed to the Market Terms within said ten (10) business day period, Tenant may (a) terminate its expansion election or (b) require that the parties determine Market Terms in accordance with the Three Broker Method as set forth in Section 2.02.E(ii) hereof.  Upon determination of the Market Terms pursuant to the Three Broker Method, the parties shall promptly execute an amendment to the Lease stating the Market Terms and other applicable terms for the Post-Commencement Expansion Space and the Lease shall continue in full force and effect.  Tenant acknowledges that election of the Three Broker Method shall irrevocably bind Tenant to lease the Additional Space.

(iv)          During the term of Tenant’s Lease, Landlord shall limit the term of any lease with a third party for the one (1) wing on the Lower Level and two (2) wings on the first (1st) floor not occupied by Tenant to no more than five (5) years in length, and any renewal option in leases with such third parties shall be subordinated to Tenant’s expansion rights herein.  With regard to Additional Space that would be available pursuant to a subordinated renewal option of another tenant, Landlord shall provide Landlord’s Offer to Tenant no earlier than fifteen (15) months nor later than six (6) months prior to the expiration of the tenant’s lease.

Section 23.20.        Roof Rights.  Notwithstanding anything in this Lease to the contrary, Tenant shall have the non-exclusive right, at no additional rental charge, to install, at its sole cost and expense, communications, HVAC or other appropriate equipment (“Roof Equipment”).  Tenant’s use of the Roof Equipment and the installation thereof shall be subject to all federal, state and local government regulations affecting the Building and all Building Rules and Regulations, and are subject to Landlord’s prior written approval.  Tenant shall install the Roof Equipment in such a manner so the Roof Equipment is adequately screened and so as not to void any warranty held by Landlord relating to the roof or the

Building.  Tenant shall be responsible for any damage to the roof of the Building caused by the installation of the Roof Equipment, and Tenant shall indemnify and hold Landlord harmless from any and all costs, losses, claims, expenses and damages incurred by Landlord as a result of Tenant’s exercise of its rights under this Section.  At the Expiration of the Term or upon the earlier removal of the Roof Equipment, Tenant will restore the roof to the condition existing prior to the installation of the Roof Equipment, normal wear and tear excepted.

Section 23.21.        Generator Pad.

A.            Notwithstanding anything contained in the Lease to the contrary, Tenant, at no additional cost, shall be entitled to use the existing generator pad site outside the Building and all existing conduit from the pad site into the Building for a generator to provide electrical backup support, and Landlord hereby consents to such limited use herein.  Subject to Landlord’s prior written approval and on-site supervision, Tenant may also install conduit and cabling from the generator to the Building’s electrical room, necessary equipment in the electrical room and conduits and cabling to the Premises.  Tenant agrees to maintain the generator, generator pad site and related facilities under Landlord’s supervision, at its sole cost and expense.  Tenant shall, at Tenant’s sole cost and expense, maintain the generator pad site and related structures in accordance with all applicable laws.  At least ninety (90) days prior to the expiration of the Term or upon the earlier termination of this Lease, Tenant shall contact Landlord in writing regarding the status of the generator pad.  Within thirty (30) days after receipt of Tenant’s notice, Landlord shall notify Tenant if Landlord will require Tenant to restore the generator pad site.  If directed to do so by Landlord, Tenant will restore the generator pad and all other portions of the Land and Building affected by Tenant’s installations hereunder to the condition existing immediately prior to the installation of the generator and other facilities, normal wear and tear excepted.  If Landlord directs Tenant to restore the generator pad and affected portions of the Land and Building, Tenant shall complete all such restoration work within sixty (60) days after the expiration or earlier termination of the Lease.  The agreements contained in this section shall survive the expiration or earlier termination of the Lease.

B.            Tenant hereby represents and warrants to Landlord that all employees, agents and independent contractors involved in the installation, maintenance, removal and restoration of the generator have been properly trained and certified to do so.  As provided in this Lease, Tenant hereby indemnifies and holds Landlord harmless from any and all losses, costs, claims or damages incurred by Landlord and arising from or related to Tenant’s construction, use, removal, operation or the existence of the generator pad site and related facilities, unless such losses, costs, claims or damages are caused by the negligence or willful misconduct of Landlord.

Section 23.22.        Fiber Communications Service.  Tenant shall have the right to receive fiber or other communications services from the vendors of Tenant’s choice and Landlord shall cooperate in accommodating such service and shall provide reasonable access to the Building for said services. Landlord shall provide free and unencumbered access to Tenant to its proportionate share of all available Building risers, conduits, shafts, etc. as needed by Tenant to connect such services to the both premises.  Tenant may use any existing unused conduits from the Generator Pad to the Building at no additional charge.

(remainder of this page left intentionally blank)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the date first above written.

LANDLORD:

WEST*GROUP PROPERTIES LLC

By:	/s/ G. T. Halpin
G. T. Halpin,
President

TENANT:

ATS CORPORATION

By:	/s/ Edward H. Bersoff	[SEAL]
Name: Dr. Edward H. Bersoff
Title: Chief Executive Officer